Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement of 60 Degrees Pharmaceuticals, Inc. (F/K/A 60 Degrees Pharmaceuticals, LLC) on Form S-1 Amendment No. 1 of our report dated April 3, 2023 which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of 60 Degrees Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and for the each of the two years in the period ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

April 3, 2023